Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of Docent, Inc. and Click2learn, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-110535) and related Prospectus of Hockey Merger Corporation for the registration of 31,983,000 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2003 (except Note 17, as to which the date is January 28, 2003), with respect to the consolidated financial statements of Docent, Inc. as of December 31, 2002 and 2001, and for the years then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 2, 2004